Exhibit 99.1

	Contact:	Dennis G. Moore
IMMEDIATE RELEASE		Senior Vice President
FOR:		Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 27, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 27, 2020.

Sales decreased 34% to $214.6 million from $326.7 million in last year’s third quarter. A net loss of $12.6 million in this year’s quarter compared to net earnings of $30.9 million in last year’s quarter. Net loss per diluted share was $.67 for the third quarter this year and net earnings per diluted share were $1.63 last year. Operating loss of $19.4 in the current quarter compared to operating income of $39.0 million in the year ago quarter.

For the nine months ended June 27, 2020, sales decreased 12% to $769.5 million from $874.6 million in last year’s nine months.  Net earnings decreased to $11.7 million in the nine months from $68.8 million last year. Earnings per diluted share decreased to $.62 from $3.64 last year. Operating income decreased 85% to $13.2 million this year from $85.9 million last year.

           Operating loss for the third quarter this year and operating income for the nine months include the impact of plant shutdown impairment costs of $5.1 million.

          The Company also said that sales for the last 5 weeks of the third quarter (its fiscal June) improved to being down approximately 24% from a year ago as parts of the economy that impact its operations began to open up.  Approximately 2/3 of the Company’s sales are to venues and locations that have shut down or sharply curtailed their foodservice operations so the Company anticipates COVID-19 will continue to have a negative impact on its business. As the Company has $270 million of cash and marketable securities on its balance sheet, up from $267 million at March 28, 2020, it does not expect to have any liquidity issues, nor does it anticipate a material amount of its assets would be impaired.

Dan Fachner, J & J’s President, commented, “Although we had an operating loss this quarter,  we progressed nicely with each month improving from the prior month.  Our Retail division was strong as that end of the business continues to outperform the previous year. Much of the Foodservice locations are slow to open but we continue to see improvement during our current quarter.  We are monitoring and making necessary adjustments to operations and expenses both for the short term and for the longer term.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019

Net Sales	$214,563	$326,701	$769,502	$874,615

Cost of goods sold	177,367	225,352	585,002	617,155
Gross Profit	37,196	101,349	184,500	257,460

Operating expenses
Marketing	21,952	26,398	68,532	69,792
Distribution	21,272	24,447	69,648	70,521
Administrative	8,374	10,668	28,166	29,909
Plant shutdown impairment costs	5,072	-	5,072	-
Other general (income) expense	(54)	794	(183)	1,343
Total operating expenses	56,616	62,307	171,235	171,565

Operating (loss) income	(19,420)	39,042	13,265	85,895

Other income (expense)
Investment income	1,300	1,953	2,673	5,775
Interest expense & other	(7)	1,972	(60)	1,920

(Loss) earnings before income taxes	(18,127)	42,967	15,878	93,590

Income taxes	(5,480)	12,095	4,157	24,838

NET (LOSS) EARNINGS	$(12,647)	$30,872	$11,721	$68,752

(Loss) earnings per diluted share	$(0.67)	$1.63	$0.62	$3.64

Weighted average number of diluted shares	18,888	18,947	19,036	18,912

(Loss) earnings per basic share	$(0.67)	$1.64	$0.62	$3.66

Weighted average number of basic shares	18,888	18,823	18,902	18,794

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 27,
	2020	September 28,
	(unaudited)	2019
Assets
Current assets
Cash and cash equivalents	$169,961	$192,395
Marketable securities held to maturity	58,268	51,091
Accounts receivable, net	116,488	140,938
Inventories	120,564	116,165
Prepaid expenses and other	13,660	5,768
Total current assets	478,941	506,357

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	331,481	315,360
Marketing equipment	253,533	240,681
Transportation equipment	9,905	9,725
Office equipment	34,935	31,217
Improvements	42,291	40,626
Construction in progress	16,199	10,039
Total Property, plant and equipment, at cost	717,420	676,724
Less accumulated depreciation and amortization	452,707	423,276
Property, plant and equipment, net	264,713	253,448

Long-term assets
Goodwill	123,033	102,511
Other intangible assets, net	81,117	54,922
Marketable securities held to maturity	28,863	79,360
Marketable securities available for sale	13,232	19,903
Operating lease right-of-use assets	64,615	-
Other	2,772	2,838
Total long-term assets	313,632	259,534
Total Assets	$1,057,286	$1,019,339

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$329	$339
Accounts payable	68,829	72,029
Accrued insurance liability	12,131	10,457
Accrued liabilities	6,951	7,808
Current operating lease liabilities	13,913	-
Accrued compensation expense	14,814	21,154
Dividends payable	10,873	9,447
Total current liabilities	127,840	121,234

Noncurrent finance lease liabilities	456	718
Noncurrent operating lease liabilities	56,570	-
Deferred income taxes	61,348	61,920
Other long-term liabilities	472	1,716

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,888,000 and 18,895,000 respectively	46,560	45,744
Accumulated other comprehensive loss	(16,058)	(12,988)
Retained Earnings	780,098	800,995
Total stockholders' equity	810,600	833,751
Total Liabilities and Stockholders' Equity	$1,057,286	$1,019,339

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands)

	Nine months ended
	June 27,	June 29,
	2020	2019
Operating activities:
Net earnings	$11,721	$68,752
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	37,353	33,374
Amortization of intangibles and deferred costs	2,516	2,586
Share-based compensation	3,421	3,006
Deferred income taxes	(426)	690
Loss on marketable securities	1,746	410
Plant shutdown impairment costs	5,072	-
Other	(309)	350
Changes in assets and liabilities net of effects from purchase of companies
Decrease (increase) in accounts receivable	24,634	(14,289)
Increase in inventories	(3,751)	(6,257)
(Increase) decrease in prepaid expenses	(7,879)	957
(Decrease) increase in accounts payable and accrued liabilities	(7,478)	11,584
Net cash provided by operating activities	66,620	101,163
Investing activities:
Payment for purchases of companies, net of cash acquired	(57,197)	(1,155)
Purchases of property, plant and equipment	(47,637)	(42,136)
Purchases of marketable securities	(6,103)	(24,056)
Proceeds from redemption and sales of marketable securities	54,125	29,721
Proceeds from disposal of property, plant and equipment	2,852	1,463
Other	(72)	(212)
Net cash used in investing activities	(54,032)	(36,375)
Financing activities:
Payments to repurchase common stock	(8,972)	-
Proceeds from issuance of stock	6,300	7,426
Payments on capitalized lease obligations	(272)	(33)
Payment of cash dividend	(31,193)	(27,230)
Net cash used in financing activities	(34,137)	(19,837)
Effect of exchange rate on cash and cash equivalents	(885)	(333)
Net (decrease) increase in cash and cash equivalents	(22,434)	44,618
Cash and cash equivalents at beginning of period	192,395	111,479
Cash and cash equivalents at end of period	$169,961	$156,097

	Three months ended		Nine months ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$21,384	$55,867	$116,985	$154,670
Frozen juices and ices	8,688	13,862	25,222	30,336
Churros	7,321	18,888	38,466	49,793
Handhelds	7,448	8,550	22,084	25,339
Bakery	69,237	90,084	255,016	268,735
Other	2,543	6,105	13,628	19,576
Total Food Service	$116,621	$193,356	$471,401	$548,449

Retail Supermarket
Soft pretzels	$12,716	$7,294	$34,874	$28,309
Frozen juices and ices	33,322	26,515	59,279	52,179
Biscuits	8,151	5,215	21,759	19,437
Handhelds	3,257	3,063	9,135	8,110
Coupon redemption	(807)	(962)	(2,216)	(2,163)
Other	863	642	1,668	1,341
Total Retail Supermarket	$57,502	$41,767	$124,499	$107,213

Frozen Beverages
Beverages	$16,456	$56,937	$83,606	$121,976
Repair and maintenance service	17,259	22,514	61,524	62,291
Machines revenue	6,363	11,810	27,254	33,875
Other	362	317	1,218	811
Total Frozen Beverages	$40,440	$91,578	$173,602	$218,953

Consolidated Sales	$214,563	$326,701	$769,502	$874,615

Depreciation and Amortization:
Food Service	$7,050	$6,973	$21,208	$19,911
Retail Supermarket	468	335	1,156	990
Frozen Beverages	5,864	5,015	17,505	15,059
Total Depreciation and Amortization	$13,382	$12,323	$39,869	$35,960

Operating (Loss)Income:
Food Service	$(18,242)	$21,030	$7,743	$57,909
Retail Supermarket	7,910	3,775	14,464	9,025
Frozen Beverages	(9,088)	14,237	(8,942)	18,961
Total Operating (Loss) Income	$(19,420)	$39,042	$13,265	$85,895

Capital Expenditures:
Food Service	$7,865	$8,665	$26,599	$23,346
Retail Supermarket	390	597	1,625	1,730
Frozen Beverages	2,397	6,523	19,413	17,060
Total Capital Expenditures	$10,652	$15,785	$47,637	$42,136

Assets:
Food Service	$729,331	$751,641	$729,331	$751,641
Retail Supermarket	33,766	24,825	33,766	24,825
Frozen Beverages	294,189	219,224	294,189	219,224
Total Assets	$1,057,286	$995,690	$1,057,286	$995,690

Net sales decreased $112,138,000 or 34% to $214,563,000 for the three months and decreased $105,113,000 or 12% to $769,502,000 for the nine months ended June 27, 2020 compared to the three and nine months ended June 29, 2019, respectively. Excluding sales from the acquisition of ICEE Distributors in October 2019 and BAMA ICEE in February 2020, sales decreased 35% for the quarter and decreased about 13% for the nine months.

Sales for the last 5 weeks of the third quarter (our fiscal June) improved to being down approximately 24% from a year ago as parts of the economy that impact our operations began to open up.  Approximately 2/3 of the Company’s sales are to venues and locations that have shut down or sharply curtailed their foodservice operations, and therefore we anticipate COVID-19 will continue to have a negative impact on our business. As we have $270 million of cash and marketable securities on our balance sheet, up from $267 million at March 28, 2020, we do not expect to have any liquidity issues, nor do we anticipate a material amount of our assets would be impaired.

FOOD SERVICE

Sales to food service customers decreased $76,735,000 or 40% in the third quarter to $116,621,000 and decreased $77,048,000 or 14% to $471,401,000 for the nine months. Soft pretzel sales to the food service market decreased 62% to $21,384,000 in the three months and 24% to $116,985,000 in the nine months. Frozen juices and ices sales decreased 37% to $8,688,000 in the three months and decreased 17% to $25,222,000 in the nine months. Churro sales to food service customers were down 61% in the quarter to $7,321,000 and were down 23% to $38,466,000 in the nine months. Sales of bakery products decreased $20,847,000 or 23% in the third quarter and decreased $13,719,000 or 5% to $255,016,000 for the nine months. Sales of handhelds decreased $1,102,000 or 13% in the quarter and $3,255,000 or 13% in the nine months. Sales of funnel cake decreased 57%, or $3,181,000, to $2,435,000 in the quarter and $5,311,000, or 29%, to $12,997,000 in the nine months. Sales are down across all product lines as many of the venues and locations where our products are sold have been shut down for some or all of the third quarter due to COVID-19.

Sales of new products in the first twelve months since their introduction were approximately $600,000 in this quarter and $4.7 million in the nine months.

We had an operating loss in the quarter in our Food Service segment of $18,242,000 compared to operating income of $21,030,000 last year and operating income decreased to $7,743,000 from $57,909,000 in the nine months primarily because of lower production and sales volume due to COVID-19. This year’s three months operating loss and nine months operating income were impacted by plant shutdown impairment costs of $5.1 million for the pending shutdown of one of our manufacturing plants. We expect to reduce manufacturing overhead and distribution costs by about $7-8 million annually as a result of this plant closure. This year’s quarter and nine months also included approximately $5 million of costs for employee safety and increased COVID-19 compensation.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $15,735,000 or 38% to $57,502,000 in the third quarter and increased $17,286,000 or 16% in the nine months. Soft pretzel sales for the third quarter were up 74% to $12,716,000 and up 23% to $34,874,000 for the nine months. Sales of frozen juices and ices increased $6,807,000 or 26% to $33,322,000 in the third quarter and increased $7,100,000 or 14% in the nine months. Handheld sales to retail supermarket customers increased 6% to $3,257,000 in the quarter and 13% to $9,135,000 in the nine months. Biscuit sales for the third quarter were up 56% to $8,151,000 and 12% to $21,759,000 for the nine months. Sales were generally higher for all product lines as sales in the year ago periods were impacted by lost volume and placements due the price increases implemented in last year’s first quarter and because of increased sales to supermarkets generally since mid-March 2020 due to COVID-19.

Sales of new products in the third quarter were approximately $500,000 and were approximately $1.0 million for the nine months.

Operating income in our Retail Supermarkets segment was $7,910,000 in this year’s third quarter compared to $3,775,000 in last year’s quarter, a 110% increase and increased to $14,464,000 in this year’s nine months compared to $9,025,000 in last year’s nine months primarily due to higher volume.

FROZEN BEVERAGES

Total frozen beverage segment sales decreased 56% in the three months to $40,440,000 and 21% to $173,602,000 for the nine months. Beverage sales were down 71% to $16,456,000 in the quarter and down 31% to $83,606,000 in the nine months. Excluding sales from the acquisition of ICEE Distributors in October 2019 and BAMA ICEE in February 2020, total frozen beverage segment sales decreased 60% in the quarter and were down 25% for the nine months and beverage sales decreased 78% for the quarter and 39% for the nine months. Gallon sales were down 72% in the quarter and down 36% in the nine months exclusive of ICEE Distributors’ gallons.  Service revenue decreased 23% to $17,259,000 in the third quarter and was down 1% at $61,524,000 in the nine months. Machines revenue (primarily sales of frozen beverage machines) were $6,363,000, a decrease of $5,447,000 in the quarter and $27,254,000, a decrease of $6,621,000, in the nine months, with the decrease due to two significant install projects during the prior fiscal year, as well as the slowdown due to COVID-19. Sales are down across all product lines as many of the venues and locations where our products are sold have been shut down for some or all of the third quarter due to COVID-19.

Our Frozen Beverage segment had an operating loss of $9,088,000 compared to operating income of $14,237,000 in last year’s quarter and an operating loss of $8,942,000 for the nine months compared to operating income of $18,961,000 last year primarily as a result of lower sales volume due to COVID-19. This year’s operating income was also impacted by relocation costs of our ICEE’s headquarters of 2.5 million in the nine months.

CONSOLIDATED

Gross profit as a percentage of sales was 17.34% in the third quarter and 31.02% last year.  Gross profit as a percentage of sales was 23.98% in the nine month period this year and 29.44% last year. Gross profit percentage decreased for both periods because of lower volume in our food service and frozen beverages segments, higher costs related to production disruptions due to volume mix changes, expenses related to employee safety and increased COVID-19 compensation and reserves of approximately $1.5 million for inventory.

Total operating expenses decreased $5,691,000 in the third quarter and as a percentage of sales increased to 26.4% from 19.1% last year. For the nine months, operating expenses decreased $330,000 and as a percentage of sales increased to 22.3% from 19.6% last year. Operating expenses for both periods this year included $5.1 million of plant shutdown impairment costs for the pending shutdown of one of our manufacturing plants. Marketing expenses increased to 10.2% of sales in this year’s quarter from 8.1% last year and were 8.9% in the nine months compared to 8.0% of sales in last year’s nine months. Distribution expenses were 9.9% of sales in the third quarter and 7.5% of sales in last year’s quarter and were 9.1% in this year’s nine months compared to 8.1% in last year’s nine months. Administrative expenses were 3.9% of sales in the third quarter compared to 3.3% of sales last year in the third quarter and were 3.7% in this year’s nine months compared to 3.4% of sales in last year’s nine months. The percentage increases mentioned above were because of the drop in sales (lower denominators) and our inability to reduce expenses in line with the decrease in sales because of fixed costs that do not fluctuate with sales.

We had an operating loss of $19,420,000 in the three months and operating income of $13,265,000 in the nine months this year compared to operating income of $39,042,000 and $85,895,000 in last year's three and nine months, respectively.

Investment income decreased to $1,300,000 from $1,953,000 in last year’s quarter due primarily to lower interest rates. Investment income decreased to $2,673,000 from $5,775,000 in the nine month period due to lower interest rates and because of an increase in unrealized losses to $1,708,000 this year from $385,000 last year.

We had a net loss of $12,647,000 in the current three month period compared to net earnings of $30,872,000 last year and net earnings decreased $57,031,000, or 83%, to $11,721,000 for the nine month period this year compared to $68,752,000 for the nine month period last year.

Net earnings in last year’s nine months benefitted by a reduction of approximately $900,000 in tax as the provision for the one time repatriation tax as a result of the Tax Cuts and Job Act of 2017 was reduced as the amount recorded the year prior was an estimate. Excluding the reduction in the provision for the one time repatriation tax, our effective tax rate was 27.5% in last year’s nine months. Our effective tax rate was 26.2% in this year’s nine months.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

##